Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations:
Raphael Gross
203-682-8253
investorrelations@carrols.com

Carrols Restaurant Group, Inc. Appoints Jared L. Landaw as Vice President and General Counsel

SYRACUSE, N.Y. – (GLOBE NEWSWIRE) – February 10, 2021 – Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced that it has appointed Jared L. Landaw as the Company’s Vice President and General Counsel, effective February 8, 2021.

Daniel T. Accordino, Chairman and Chief Executive Officer of Carrols, commented, “We are excited to welcome Jared to Carrols and are confident that he will be a valuable contributor to the executive team. His expertise in providing legal oversight and guidance will be indispensable to us as we build on the existing foundation of excellence provided by our legal team and move our organization forward.”

Jared L. Landaw, Vice President and General Counsel of Carrols, said, “I am honored to join Carrols as it executes on its strategy of operating two world-class restaurant brands and look forward to contributing to the Company’s strategic priorities and continued growth.”

Prior to joining Carrols, Mr. Landaw was the Chief Operating Officer and General Counsel of Barington Capital Group, L.P., a value-oriented investment firm, where he has worked since June 2004. Prior to that, he served as the Vice President of Law at International Specialty Products Inc. (formerly NYSE: ISP) and as an attorney at Skadden, Arps, Slate, Meagher & Flom LLP.

Mr. Landaw is currently a member of the Board of Directors of Costar Technologies, Inc., a publicly traded company that develops, designs, manufactures and distributes products for the security, surveillance and industrial video markets.

He holds a J.D. from Columbia University School of Law and a B.A. from Colgate University.

About the Company

Carrols is one of largest restaurant franchisees in the United States, and currently operates 1,074 restaurants. It is the largest BURGER KING® franchisee in the United States currently operating 1,009 BURGER KING® restaurants and also operating 65 POPEYES® restaurants. It has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties, including the impact of COVID-19 on Carrols’ business, as included in Carrols' filings with the Securities and Exchange Commission.